Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 Nos. 333-122855, 333-131883, 333-143335, 333-149189, 333-159036, 333-162539, 333-173935 and 333-184879 and Form S-8 Nos. 333-120777, 333-120778, 333-112428, 333-51434, 333-126567 and 333-145925) of Twenty-First Century Fox, Inc. (formerly News Corporation) of our reports dated August 16, 2013, with respect to the consolidated financial statements of Twenty-First Century Fox, Inc., and the effectiveness of internal control over financial reporting of Twenty-First Century Fox, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/s/ Ernst & Young LLP

New York, New York

August 16, 2013